SCHEDULE 14C
(Rule 14c-101)
INFORMATION REQUIRED IN INFORMATION STATEMENT
SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c) of
the Securities Exchange Act of 1934 (Amendment No.    )
Check the appropriate box:

☐	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☑	Definitive Information Statement
IDENIX PHARMACEUTICALS, INC.

(Name of Registrant as Specified In Its Charter)
Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

	1.	Title of each class of securities to which transaction applies:

	2.	Aggregate number of securities to which transaction applies:

	3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4.	Proposed maximum aggregate value of transaction:

	5.	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

January 9, 2006
Dear Idenix Stockholder:
      Pursuant to the attached information statement, Idenix Pharmaceuticals, Inc. notifies its stockholders of record that its board of directors has approved, and its stockholder holding a majority of the issued and outstanding capital stock has adopted, an amendment to our restated certificate of incorporation, as amended. When effective, this amendment will increase our authorized capital stock from 60 million shares to 75 million shares of common stock. The holder of a majority of the issued and outstanding common stock approved such amendment by written consent in lieu of a special meeting of stockholders.
      The amendment of our restated certificate of incorporation will not be effective until a date which is at least twenty (20) days after this information statement is first mailed to stockholders of record. If you owned shares of our common stock as of the close of business on December 28, 2005, you are a stockholder of record entitled to receive this information statement.
      Additional information regarding the actions taken by the board of directors, the actions taken by the holder of a majority of our issued and outstanding common stock, and the amendment to our restated certificate of incorporation is set forth in the attached information statement.
      This information statement is first being mailed to stockholders of record on January 9, 2006.

Very truly yours,

Jean-Pierre Sommadossi
Chairman and Chief Executive Officer
We are not asking for your proxy and you are requested not to send us a proxy.

Information Statement
AMENDMENT OF THE RESTATED CERTIFICATE OF INCORPORATION
GENERAL
PURPOSE
IMPACT AND RISKS TO EXISTING STOCKHOLDERS
APPROVAL REQUIRED
EFFECTIVENESS
NO APPRAISAL RIGHTS
RELATIONSHIP WITH NOVARTIS PHARMA AG
Our Relationship with Novartis
Stockholders’ Agreement
Novartis’ Stock Purchase Rights
Security Ownership of Certain Beneficial Owners and Management
Interest of Certain Persons in or in opposition to Matters Acted Upon
Other Matters
Delivery of Security Holder Documents

IDENIX PHARMACEUTICALS, INC.
60 Hampshire Street
Cambridge, Massachusetts 02139
Information Statement

NO VOTE OR OTHER ACTION OF THE OUR STOCKHOLDERS IS REQUIRED
IN CONNECTION WITH THIS INFORMATION STATEMENT

WE ARE NOT ASKING FOR YOUR PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

       This information statement is being furnished to holders of common stock of Idenix Pharmaceuticals, Inc., a Delaware corporation. Idenix is distributing this information statement to its stockholders in full satisfaction of any notice requirements it may have under the Securities and Exchange Act of 1934, as amended, or the Exchange Act, and the Delaware General Corporation Law, or DGCL.
      Our Board of Directors has unanimously approved, and the stockholder owning a majority of our issued and outstanding common stock has adopted, resolutions to effect an amendment to our restated certificate of incorporation, as amended, to increase our authorized capital stock from 60 million shares to 75 million shares of common stock. A copy of the proposed certificate of amendment to the restated certificate of incorporation reflecting the increase in the authorized capital stock is attached to this information statement as Exhibit A (which we refer to as the “amendment”). No additional action will be undertaken by us with respect to the receipt of any additional written consents submitted by our stockholders. We will pay the cost of preparing and distributing this information statement to our stockholders.
      This information statement is first being mailed to stockholders of record on January 9, 2006.
      In this information statement, we refer to Idenix Pharmaceuticals, Inc. as “Idenix,” “we” and “us.”
AMENDMENT OF THE RESTATED CERTIFICATE OF INCORPORATION
GENERAL
      Our authorized capital stock currently consists of 60 million shares of common stock. As of December 28, 2005, the record date for determining, among other things, stockholders entitled to receive this information statement, there were 55,803,694 shares of common stock outstanding and an aggregate of 3,596,572 shares of common stock subject to outstanding stock options and an aggregate of 335,255 shares of common stock currently reserved for future issuance pursuant to our 1998 equity incentive plan, as amended, and 2005 stock incentive plan.
PURPOSE
      We are amending our restated certificate of incorporation to increase the number of shares of common stock authorized for issuance thereunder by 15 million shares. Our Board of Directors believes that the amendment increases our ability to effect, in a timely manner, transactions that are expected to be in the best interest of Idenix and its stockholders. Such transactions pursuant to which authorized capital stock may be issued could include the acquisition of businesses, technologies or products that may complement or expand Idenix business and the raising of additional capital. We have no present understandings, commitments or agreements to enter into any such transaction.

      Additionally, our stockholders have previously approved our 1998 equity incentive plan and our 2005 stock incentive plan providing for the issuance under such plans of a maximum of 5,068,966 shares and 3,000,000 shares, respectively. Following the effectiveness of the amendment, we expect to grant pursuant to these plans, additional awards providing for the issuance of up to an aggregate of 1,935,255 shares. Of the shares issued in connection with these future awards, 1,600,000 will be shares that are newly authorized pursuant to the amendment. Our board of directors believes that it is in the best interest of Idenix and our stockholders to increase the authorized capital stock from 60 million shares to 75 million shares of common stock.
IMPACT AND RISKS TO EXISTING STOCKHOLDERS
      The issuance by Idenix of any additional shares of common stock will dilute the equity interests of our existing stockholders. Such dilution may be substantial, depending upon the number of shares issued. The newly authorized shares of common stock will have voting and other rights identical to those of currently authorized shares of common stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights with respect to such stock. To effect the issuance of the increased number of shares of common stock authorized under our restated certificate of incorporation, no further vote of our stockholders, other than in certain circumstances Novartis Pharma AG, or Novartis, will be required.
APPROVAL REQUIRED
      On December 8, 2005, our Board of Directors unanimously approved the amendment and recommended to our stockholders that our restated certificate of incorporation, as amended, be further amended to effect the increase of the authorized capital stock to 75 million shares of common stock. Pursuant to the DCGL, the affirmative vote of the holders of a majority of our issued and outstanding common stock is required to approve the amendment to our restated certificate of incorporation.
      Section 228 of the DGCL provides that stockholders may take action without a meeting and without prior notice if a written consent, setting forth the action taken, is signed by the holders of outstanding voting stock holding not less than the minimum number of votes that would be necessary to approve such action at a stockholders meeting. Novartis, the holder on the record date of 31,295,870 shares, or approximately 56.1% of our issued and outstanding common stock, consented to and approved the adoption of such amendment on December 28, 2005. As a result, no vote or proxy is required by our other stockholders to approve the adoption of the amendment to the restated certificate of incorporation.
EFFECTIVENESS
      Under Rule 14c-2(b) promulgated under the Exchange Act, the amendment to our restated certificate of incorporation cannot take effect until at least 20 days after this information statement is first mailed to stockholders of record. Currently, we anticipate that the amendment will be filed with the Secretary of State of the State of Delaware and become effective on or about January 30, 2006.
NO APPRAISAL RIGHTS
      Under the DGCL, Idenix stockholders are not entitled to appraisal rights with respect to the approval, adoption or filing of the amendment and we will not independently provide stockholders with any such right.
RELATIONSHIP WITH NOVARTIS PHARMA AG
     Our Relationship with Novartis
      In May 2003, we entered into a collaboration with Novartis, relating to the worldwide development and commercialization of our product candidates. Novartis paid us a license fee of $75 million for our lead hepatitis B, or HBV, product candidates, telbivudine and valtorcitabine, agreed to provide full development funding for these HBV product candidates and will make milestone payments which could total up to $35 million upon the achievement of regulatory approval milestones, as well as additional milestone payments based upon achievement of predetermined sales levels. Novartis also acquired an option to license our hepatitis C, or HCV, product candidates, including valopicitabine, and other product candidates. If Novartis exercises its option to collaborate with us on valopicitabine, it would be required to provide full development funding and pay us up to $525 million in license fees and regulatory milestone payments, as well as additional milestone payments based upon achievement of predetermined sales levels. In June 2004, we received from Novartis a $25 million milestone payment based upon results from our phase I clinical trial of valopicitabine. We will co-promote or co-market with Novartis in the United States, the United Kingdom, France, Germany, Italy and Spain all products Novartis licenses from us. Novartis has the exclusive right to promote and market these products in the rest of the world.
      Simultaneously, Novartis purchased approximately 54% of our outstanding capital stock from our stockholders for $255 million in cash, with an additional aggregate amount of up to $357 million contingently payable to these stockholders if we achieve predetermined development milestones relating to an HCV product candidate.
      As of December 1, 2005 and as of the record date, Novartis owned approximately 56% of our outstanding common stock.
     Stockholders’ Agreement
      Under the terms of the amended and restated stockholders’ agreement, or the restated stockholders agreement, dated as of July 27, 2004 to which we, Novartis and certain of our other stockholders are a party, we granted Novartis approval rights over a number of corporate actions that we or our subsidiaries may take as. Such approval rights, which Novartis will hold for so long as Novartis and its affiliates continue to own at least 19.4% of our voting stock, include the authorization or issuance of additional shares of capital stock by us or any of our subsidiaries. In addition to the approval rights, we:

•	granted Novartis, its affiliates and certain other stockholders rights to cause us to register, under the Securities Act of 1933, the shares of common stock owned by such stockholders;

•	agreed to use our reasonable best efforts to nominate for election as a director at least two designees of Novartis for so long as Novartis and its affiliates own at least 35% of our voting stock and at least one designee of Novartis for so long as Novartis and its affiliates own at least 19.4% of our voting stock; and

•	required that with certain limited exceptions, until May 8, 2008 unless sooner terminated under the terms of the restated stockholders’ agreement, Novartis and its affiliates not acquire additional shares of our voting stock unless a majority of our independent directors approves or requests the acquisition.
     Novartis’ Stock Purchase Rights
      Novartis has the right to purchase, at par value of $0.001 per share, such number of shares as is required to maintain its percentage ownership of our voting stock if we issue shares of common stock in connection with the acquisition or in-licensing of technology through the issuance of up to 5% of our common stock in any 24-month period. These purchase rights of Novartis remain in effect until the earlier of the date that Novartis and its affiliates own less than 19.4% of our voting stock or the date that Novartis becomes obligated to make contingent payments of $357 million to those holders of our stock who sold shares to Novartis on May 8, 2003.
      Additionally, if we issue any shares of our capital stock, other than in certain situations, Novartis has the right to purchase such number of shares required to maintain its percentage ownership of our voting stock for the same consideration per share paid by others acquiring our stock in such transaction.

Security Ownership of Certain Beneficial Owners and Management
      The following table sets forth information regarding the ownership of our common stock at December 1, 2005 by:

•	the named executive officers as of December 31, 2004 and each of our directors;

•	each person or group of affiliated persons known to us to be the beneficial owners of more than five percent of the outstanding shares of our common stock; and

•	all of our executive officers and directors as a group.
      Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to shares of our common stock. Generally, a person “beneficially owns” shares if the person has or shares with others the right to vote those shares or to dispose of them, or if the person has the right to acquire voting or disposition rights within 60 days. Shares of our common stock issuable under stock options that are exercisable within 60 days after December 1, 2005 are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person. All information included in the table below is based upon information provided to us by the respective stockholder.
      Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, to our knowledge, each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Except as shown otherwise, the address of each stockholder listed is in care of Idenix Pharmaceuticals, Inc., 60 Hampshire Street, Cambridge, Massachusetts 02139.

	Shares of
	common stock		Percentage of
	beneficially		common stock
Name	owned(1)		outstanding

5% Stockholders
Novartis AG	31,295,870	(2)	56.1%
Lichtstrasse 35 CH-4002 Basel Switzerland

MPM Capital	3,339,645	(3)	6.0%
200 Clarendon Street Boston, MA 02116
Directors
Jean-Pierre Sommadossi	2,515,104	(4)	4.5%
Charles W. Cramb	58,867		*
Thomas Ebeling	—		—
Wayne T. Hockmeyer	53,375		*
Thomas Hodgson	53,991		*
Robert Pelzer	—		—
Denise Pollard-Knight	301,476	(5)	*
Pamela Thomas-Graham	21,667		*
Other Named Executive Officers
David Arkowitz	219,250		*
Nathaniel Brown, M.D.	203,125		*
Guy Macdonald	221,250		*

	Shares of
	common stock	Percentage of
	beneficially	common stock
Name	owned(1)	outstanding

Andrea J. Corcoran	202,887	*
David Shlaes, M.D., Ph.D.	45,423	*
All directors and executive officers as a group (15 persons)	3,957,758	7.0

*	Represents beneficial ownership of less than one percent of common stock.

(1)	The number of shares of common stock that each person is deemed to beneficially own includes the number of shares of common stock which such person has the right to acquire within 60 days after December 1, 2005. The number of such shares acquirable upon exercise of outstanding stock options is as follows:

Number of
Name	Shares

Charles W. Cramb	51,667
Jean-Pierre Sommadossi	156,250
David Arkowitz	211,250
Nathaniel Brown, M.D.	203,125
Guy MacDonald	211,250
Andrea J. Corcoran	139,563
David Shlaes, M.D., Ph.D.	45,423
All current directors and executive officers as a group (15 persons)	1,063,529

(2)	This information is based solely on information set forth in a Schedule 13D filed on November 2, 2005 jointly by Novartis AG and Novartis Pharma AG.

(3)	Consists of 2,965,957 shares held by BB BioVentures L.P., 257,952 shares held by MPM Bioventures Parallel Fund L.P., 37,508 shares held by MPM Asset Management Investors 1998 LLC, and 78,228 shares held by MPM Asset Management. Each of these funds is affiliated with MPM Capital.

(4)	Includes 37,810 shares held by the Jean-Pierre Sommadossi 2002 Qualified Annuity Trust and 200,000 shares held by the Jean-Pierre Sommadossi 2004 Qualified Annuity Trust.

(5)	Consists of 301,476 shares owned by Nomura International plc. Dr. Pollard-Knight, a director of Idenix is Head of Nomura Phase4 Ventures, an entity affiliated with Nomura International plc. In such capacity, Dr. Pollard-Knight may be deemed to have beneficial ownership of the shares held by Nomura International plc. Dr. Pollard-Knight disclaims beneficial ownership of these shares, except to the extent of her pecuniary interest therein.
Interest of Certain Persons in or in opposition to Matters Acted Upon
      In connection with the amendment of our restated certificate of incorporation, no director or officer, or associate of any director or officer, has any substantial interest, direct or indirect, by securities holdings or otherwise, which is not shared by all other holders of our common stock.
Other Matters
      The Board of Directors knows of no matters other than those described in this information statement that have been approved or considered by the holders of a majority of the issued and outstanding shares of our common stock.
Delivery of Security Holder Documents
      Some brokers, banks and other nominee record holders may be participating in the practice of “householding” reports sent to our stockholders such as this information statement, proxy statements and annual reports. This means that only one copy of this information statement may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of this information statement to you if you call or write us at the following address or telephone number: 60 Hampshire Street, Cambridge, Massachusetts, 02139, Attention: Investor Relations; 617-995-9800. If you want to receive separate copies of information statements, annual reports and proxy statements in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and telephone number.

By Order of the Board of Directors

Andrea J. Corcoran
Secretary

EXHIBIT A
CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
IDENIX PHARMACEUTICALS, INC.
      Idenix Pharmaceuticals, Inc. (the “Corporation”), organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:
      The Board of Directors of the Corporation duly adopted at a meeting duly called, pursuant to Section 242 of the General Corporation Law of the State of Delaware, resolutions setting forth an amendment to the Restated Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The stockholders of the Corporation duly approved said proposed amendment by written consent in accordance with Sections 242 and 228 of the General Corporation Law of the State of Delaware. The resolutions setting forth the amendment are as follows:

RESOLVED:	That the first sentence of Article Fourth of the Restated Certificate of Incorporation of the Corporation be and hereby is deleted in its entirety and the following new first sentence of Article Fourth be inserted in lieu thereof:

“FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 75,000,000 shares of Common Stock, $.001 par value per share (“Common Stock”).”
      IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chairman and Chief Executive Officer this        day of January, 2006.

IDENIX PHARMACEUTICALS, INC.

By:

Jean-Pierre Sommadossi
Chairman and Chief Executive Officer

A-1

IDE-IS-05